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                                EXHIBIT 99.32

  Form of Stock Option Assumption Agreement for Options granted pursuant to
       Written Agreements described in Exhibits 99.12 through 99.15 and
                             99.23 through 99.31.

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                                 EXHIBIT 99.32

                       STOCK OPTION ASSUMPTION AGREEMENT

OPTIONEE: 1~
NUMBER OF MEDISYS SHARES: 2~
GRANT DATE: 3~
ORIGINAL EXERCISE PRICE PER SHARE: 4~


                 WHEREAS, the undersigned Optionee was previously granted the stock option described above (the "Option") to purchase shares of the common stock of Medisys, Inc. ("Medisys ") pursuant to that certain stock option agreement dated _______________, 1994 (the "Option Agreement").

                 WHEREAS, Medisys has become a wholly-owned subsidiary of Coram Healthcare Corporation, a Delaware corporation ("Coram"), pursuant to a merger transaction effected July 8, 1994 (the "Merger") in accordance with the terms and provisions of that certain Agreement and Plan of Merger dated as of February 6, 1994 and amended May 25, 1994 (the "Merger Agreement") by and among Coram, T2 Medical, Inc., Curaflex Health Services, Inc., HealthInfusion, Inc., Medisys, T2 Acquisition Company, CHS Acquisition Company, HII Acquisition Company and MI Acquisition Company.

                 WHEREAS, the Option was outstanding at the time of the Merger and eligible for assumption by Coram in accordance with the provisions of the Option Agreement.

                 WHEREAS, pursuant to Article 7.8 of the Merger Agreement, all options outstanding at the time of the Merger, including the Option, were to be assumed by Coram and become options to purchase shares of Coram common stock.

                 WHEREAS, pursuant to the provisions of the Merger Agreement, the exchange ratio in effect for the Merger is 0.243 share of Coram common stock for each outstanding share of Medisys common stock (the "Exchange Rate").

                 WHEREAS, certain adjustments to the Option are necessary to reflect the effect of the assumption of the Option by Coram in connection with the Merger.

                 NOW, THEREFORE, it is hereby agreed as follows:

                 1. Coram hereby assumes all the duties and obligations of Medisys under the Option and hereby agrees to issue up to the number of shares of Coram common stock indicated below upon (i) the exercise of that Option in accordance with the provisions of the Option Agreement (as supplemented hereby) and (ii) the payment of the adjusted exercise price per share set forth below.





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                       MEDISYS                        CORAM
                    STOCK OPTION                  ASSUMED OPTION
                    ------------                  --------------

           # of Shares                      # of Shares      Adjusted
             Medisys         Exercise          Coram         Exercise
          Common Stock      Price/Share     Common Stock    Price/Share
          ------------      -----------     ------------    -----------







                 2. The number of shares of Coram common stock purchasable under the Option hereby assumed (the "Assumed Option") and the exercise price per share payable thereunder have been adjusted to reflect the Exchange Rate at which the outstanding shares of Medisys common stock have been converted into shares of Coram common stock on the consummation of the Merger. The intent of such adjustments is to assure that the spread between the aggregate fair market value of the Coram shares purchasable under the Assumed Option and the aggregate adjusted exercise price payable for such shares will, immediately after the Merger, substantially equal and not exceed the spread which existed immediately prior to the Merger between the then aggregate fair market value of Medisys common stock subject to the Option and the aggregate exercise price in effect at such time under the Option. Such adjustments are also designed to preserve, on a per share basis immediately after the Merger, the same ratio of fair market value per option share to exercise price per option share which existed under the Option immediately prior to the Merger.

                 3. All references to the "Company" in the Option Agreement shall be deemed to include Coram, and all references to "Common Stock" shall be deemed to refer to the shares of Coram common stock now subject to the Assumed Option.

                 4. The Assumed Option shall be fully and immediately exercisable for all of the shares of Coram common stock subject to that option and shall remain so exercisable until the earlier of (i) the Time of Termination specified in the original Option Agreement or (ii) the expiration of the one-year period following the Optionee's death while the Option is outstanding.

                 5. All notices to Medisys required or permitted to be given to the Medisys pursuant to the provisions of the Option Agreement shall be given to Coram at the following address:

                                  Coram Healthcare Corporation
                                  4675 MacArthur Court, Suite 1250
                                  Newport Beach, CA  92660






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                 6.       Except to the extent specifically modified by this
Option Assumption Agreement, all of the terms and conditions of the Option Agreement as in effect immediately prior to the Merger shall continue in full force and effect and shall not in any way be amended, revised or otherwise affected by this Option Assumption Agreement.

                 IN WITNESS WHEREOF, Coram Healthcare Corporation has caused this Option Assumption Agreement to be executed on its behalf by its duly-authorized officer as of the ______ day of September 1994.


                                        CORAM HEALTHCARE CORPORATION


                                        By:___________________________________
                                        Title:________________________________



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                                 ACKNOWLEDGMENT


                 The undersigned acknowledges receipt of the foregoing Stock Option Assumption Agreement and understands that all rights and liabilities with respect to the Option as assumed by Coram Healthcare Corporation are as set forth in the Option Agreement and such Stock Option Assumption Agreement.


                                        ____________________________________
                                        OPTIONEE


Dated: ______________, 1994





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